Exhibit 10.1

March 14, 2016

Jason Richardson

Dear Jason:

I am pleased to offer you the position of VP, Controller reporting directly to me. I am confident that this role will allow you to continue to make a major contribution to Hill-Rom and help us deliver on our mission: Every day, around the world, we enhance outcomes for our patients and their caregivers. With your help, together we can continue to make a real difference in healthcare, and in doing so, create sustainable shareholder value.

The specifics of the offer are as follows:

1.	An effective date of March 14, 2016.

2.	Your annual base salary will increase to $240,000 effective with this promotion.

3.
You will continue to be eligible for the Short-Term Incentive Compensation (STIC) program.  Your target incentive will increase to 40% of base salary effective with this promotion.  For fiscal year 2016, your STIC payout will be pro-rated at each level based on time in position.

4.
You will continue to be eligible for the Long Term Incentive (LTI) program.  Your target incentive will be 40% of base salary. Grants are awarded annually and approved in November by the Company’s Board of Directors.

5.
You will receive a one-time award of shares of Restricted Stock Units (RSUs) of Hill-Rom Holdings, Inc. with a value of $50,000 in recognition of your promotion.  The number of shares will be determined based on the stock price on the effective date of your promotion.  This award will fully vest on the day following the third anniversary of the effective date of the award.  Shortly, you will be provided with a Hill-Rom Holdings, Inc. stock award agreement providing the terms and additional details regarding your award.

6.	Your PTO will not change as eligibility is based on years of service.

7.	Should your employment be terminated by the Company without cause, you will receive severance pay equivalent to six months’ base salary.

Jason, I am excited to have you in this role and I look forward to the contributions you will continue to make to Hill-Rom. If you have any questions, please give me a call.

Sincerely,

/s/ Steve Strobel

SVP Chief Financial Officer

/s/ Jason Richardson	3/14/16
Acceptance	Date